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                                 April 7, 1998



ATC Communications Group, Inc.
5950 Berkshire Lane
Suite 1650
Dallas, Texas  75225

     Re: Promissory Note (the "NOTE") dated September 16, 1997 in the original principal amount of $3,661,505.39 by Michael G. Santry in favor of ATC Communications Group, Inc. ("ATC")

Ladies and Gentlemen:

          This letter is written to you in connection with that certain Agreement and Plan of Merger dated as of the date hereof among ATC, ATC Merger Sub, Inc. and IQI, Inc. (the "MERGER AGREEMENT"). The purpose of this letter is to set forth the agreement of the undersigned and you with respect to the following matters:

          1. The third paragraph of the Note is hereby amended to read in its entirety as follows:

          "The accrued but unpaid interest on this Note shall be payable in quarterly installments, payable on the last business day of each calendar quarter until all indebtedness under this Note has been paid in full. A principal payment equal to not less than $1,830,573 shall be paid on or prior to June 30, 1998, together with all accrued but unpaid interest thereon. All remaining principal and accrued but unpaid interest shall be due and payable on March 31, 1999."

          2. The sixth paragraph of the Note is hereby amended to read in its entirety as follows:

          "Under the terms of the Pledge Agreement, as security for payment of Maker's obligations hereunder, Codinvest Limited has granted to the Company a security interest in 4,672,897 shares of the Common Stock of Computer Integration Corp., a Delaware corporation (the "CIC SHARES"). In addition, under the terms of that certain Stock Pledge Agreement dated as of April 7, 1998 between Maker and the Company, Maker has granted to the Company a security interest in all shares of Common Stock of the Company over which Maker shall

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ATC Communications Group, Inc.
April 7, 1998
Page 2


     obtain legal or beneficial ownership (the "COMPANY SHARES"). The CIC Shares and the Company Shares are collectively referred to herein as the "COLLATERAL."

          3. The amendments to the Note set forth in paragraphs 1 and 2 of this letter are expressly conditioned on the consummation of the transactions contemplated by the Merger Agreement on or before June 30, 1998. In the event that such transactions are not consummated by such date, this letter shall be null and void and cease to have any further force or effect.

          If the foregoing comports with your understanding of our agreement with respect to the matters set forth herein, please so acknowledge by signing this letter in the space provided below.


                              Very truly yours,



                              Michael G. Santry



ACKNOWLEDGED AND AGREED:

ATC Communications Group, Inc.

By:
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Its:
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Date:
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